Exhibit 99.1

5655 Riggins Court, Suite 15 Reno, NV 89502 Tel : 888 260-5357 Fax : 888 909-1033

OTCQX: NGLD

NEVADA CANYON ANNOUNCES SIGNIFICANT GOLD INTERCEPTS INCLUDING 2.07 G/T AU OVER 47.3 METRES AT THE LAPON CANYON GOLD PROJECT

Reno, Nevada. October 22, 2026 - Nevada Canyon Gold Corp. (OTCQX: NGLD) (the “Company” or “Nevada Canyon”) is pleased to announce drill results from the 2026 reverse circulation (“RC”) drill program on the Lapon Canyon Gold Project, (the “Project” or “Lapon Canyon”), as reported by Walker River Resources Corp. (TSX-V:WRR) (“Walker River”) (see WRR news release 10-22-2026). These results include 2.07 g/t Au over 47.3 m in hole LC-26-175 and continue to show the continuity and thickness of mineralization hosted in monzonite increasing the potential for the existence of significant mineral resources at Lapon Canyon. The results from previous and current drill programs, will be used for the Project’s initial NI 43-101compliant mineral resource estimate. The mineral resource estimate is now expected sometime in the first half of 2027 as a result of assay lab delays among other factors. Nevada Canyon is earning 50% of Lapon Canyon as part of three-year Exploration Earn-in Agreement (dated Feb. 3, 2025).

Highlights

●	Hole LC-26-175 returned 2.07 g/t gold (“Au”) over 47.25 metres (“m”) from 80.77 m, including 3.07 g/t Au over 30.48 m

●	Hole LC-26-179 returned 2.02 g/t Au over 48.77 m from 24.38 m, including 6.61 g/t Au over 7.62 m. A separate interval returned 0.55 g/t Au over 27.43 m, from 103.63 m

●	Hole LC-26-180 returned 1.06 g/t Au over 27.43 m from 21.34 meters, including 1.87 g/t Au over 9.15 m. A separate interval returned 1.15 g/t Au over 7.62 m from 111.25 m

●	Hole LC-26-182 returned 1.27 g/t Au over 16.76 m from 67.06 m, including 2.88 g/t Au over 4.57 m

●	Hole LC-26-183 returned 3.63 g/t Au over 12.19 m from 74.68 m.

●	Hole LC-26-185 returned 1.39 g/t Au over 10.67 m from 50.29 m

●	Hole LC-26-186 returned 1.29 g/t Au over 38.10 m from 24.38 m, including 2.62 g/t Au over 9.14 m.

The results extend the Company’s understanding of gold mineralization at Lapon Canyon and include broad gold-bearing intervals intersected from the upper Hotspot drill roads. The results will be incorporated into the ongoing geological interpretation and evaluation of the mineralized system.

The 2026 program has included infill drilling, testing of potential extensions along strike and down dip, and exploration of deeper geological units. The new results will be incorporated into the ongoing compilation, interpretation and modelling of the project.

“The 2026 exploration program at Lapon Canyon has advanced more slowly than we had planned. Between drill rig availability, drilling conditions and significant backlog at the assay lab, it has been a challenge. These factors have pushed back our mineral resource estimate by about a quarter,” commented Lisa Doddridge, President and Director of the Company We are still drilling and continue to spend on the project. Nevada Canyon is fully funding these activities as we continue to earn our 50% of the project over year two of our three-year agreement. We continue to advance Lapon Canyon, creating value through the drill bit.”

Lapon Canyon is located within the prolific Walker Lane gold trend in Nevada, 40 miles southeast of Yerington NV. Nevada Canyon has an $5M Exploration Earn-in Agreement for 50% of the Project (see Company news release Feb. 3, 2025) and holds a 3% Net Smelter Royalty (“NSR”) on the Project.

All significant drill results can be found in Table 1:

Drill Hole	(m)	(m)	(m)	(g/t)
LC-26-175	80.77	128.02	47.25	2.07
Including	97.54	128.02	30.48	3.07

LC-26-179	24.38	73.15	48.77	2.02
Including	45.72	53.34	7.62	6.61
	103.63	131.06	27.43	0.55

LC-26-180	21.34	48.77	27.43	1.06
Including	32.00	41.15	9.15	1.87
	111.25	118.87	7.62	1.15

LC-26-182	24.38	44.20	19.82	0.51
	67.06	83.82	16.76	1.27
Including	67.06	71.63	4.57	2.88

LC-26-183	74.68	86.87	12.19	3.63

LC-26-185	50.29	60.96	10.67	1.39

LC-26-186	24.38	62.48	38.10	1.29
incl	53.34	62.48	9.14	2.62

* Reported intervals are sampled lengths. True widths have not been established and may differ from the reported sampled lengths

Drilling conditions affected the completion of several holes during this program.

Hole LC-26-174 was lost before reaching its intended target depth. The hole intersected 0.39 g/t Au over 15.24 m above the intended target zone. Hole LC-26-186 was terminated at a depth of 64.01 m due to ground conditions while drilling through the reported mineralized interval of 1.29 g/t Au over 38.10 m. Other results included 0.40 g/t Au over 44.20 m in LC-26-176, 0.35 g/t Au over 10.67 m in LC-26-177, and 0.66 g/t Au over 28.96 m in LC-26-181. Hole LC-26-178 was abandoned, while LC-26-184 did not return significant gold values.

Drilling during 2026 has focused on infill and exploration objectives, including evaluating potential feeder structures and testing deeper intrusive bodies. Further assay results will be released as they become available.

Geological Interpretation and Exploration

Historical drilling at Lapon Canyon has identified gold mineralization associated with a broad, shallow, iron oxide-altered horizon. The 2026 drilling program has also intersected gold mineralization hosted by intrusive rocks, including monzonite, providing additional information for evaluating the distribution and controls of gold mineralization at the project. The intrusive-hosted mineralization raises the possibility that parts of the system may be related to a broader intrusive-related gold system, potentially including a monzonite porphyry-style setting. Elevated copper values identified through multi-element geochemical sampling provide an additional exploration vector for evaluating this interpretation. Further geological mapping, geochemical work and drilling will be required to assess the nature, extent and significance of the intrusive-hosted mineralization.

The Company is also evaluating whether higher-grade gold intervals, including those previously reported in hole LC-25-170, are associated with structurally controlled zones within the broader mineralized system. The relationship between these intervals and the surrounding mineralization remains an exploration target.

Drilling at Lapon Canyon has generally been conducted from drill pads spaced approximately 30 to 60 m apart, with individual pads accommodating multiple holes oriented at different azimuths. Historical and recent drilling have been used to interpret the mineralized system as predominantly sub-horizontal to moderately south-dipping, with the potential for more steeply dipping higher-grade zones. The geometry and continuity of these zones remain subject to further drilling and interpretation.

The 2026 program has included infill drilling, testing of potential extensions along strike and down dip, and exploration of deeper geological units. The new results will be incorporated into the ongoing compilation, interpretation and modelling of the project. Ongoing work at Lapon Canyon includes data compilation, geological interpretation, mineralization modelling, detailed geochemical surveys and follow-up field reconnaissance of targets identified from the airborne geophysical survey.

Figure 1. Plan map of the Lapon Gold deposit, showing the Central and Hotspot zones with historic and 2026 drilling results and contours for 0.1 – 1.0 g/t Au (yellow) and 1.0 – 10.0 g/t Au (magenta).

Figure 2. Long-section of the Lapon Gold deposit at Central Zone and Hotspot, oriented looking northeast, showing historic and 2026 drilling results with historical workings, and highlights of intervals from this release and contours for 0.1 – 1.0 g/t Au (yellow) and 1.0 – 10.0 g/t Au (red).

Geochemical and Geophysical Exploration

The Company is conducting a preliminary soil geochemical survey at Lapon Canyon. Initial results are reported to show a spatial correlation with gold mineralization intersected by drilling. The results remain preliminary and will be evaluated as additional sampling and analytical data become available. The Company is also reviewing results from its 2026 airborne geophysical survey at Lapon Canyon and Pikes Peak. The integration of geochemical data, geophysical interpretations, geological mapping and drilling results is intended to help identify and prioritize additional exploration targets across the Lapon Gold Project.

Sampling Methodology, Chain of Custody, Quality Control and Quality Assurance

Reverse-circulation drill samples were collected at the drill rig at 1.5-metre intervals. A representative portion of each sample was collected for geological logging, and samples were submitted to American Assay Laboratories in Sparks, Nevada, for preparation and analysis. The Company’s quality control program included the insertion of blanks, certified reference material (CRM) standards and duplicate samples at a combined rate of approximately 12%, comprising four of each control type per 100 samples. All sampling was completed under the supervision of a professional geologist (P.Geo.). One CRM failure was identified in the samples from drill hole LC-26-183. The laboratory reanalysed the failed sample and ten samples on either side of it. The repeat results were reported as satisfactory, and the accepted result was incorporated into the project database. Samples were prepared by crushing to greater than 70% passing 2 mm, splitting a 1,000-g subsample, and pulverizing to greater than 85% passing 75 microns (lab code P-c7J10). Gold was analysed by 50-g fire assay with ICP-OES finish (lab code IO-FAAu50). Samples exceeding the 10-ppm gold overlimit threshold were subject to gravimetric determination using a 30 g sample (lab code G-FAAu).

Qualified Person and Data Verification

The scientific and technical information in this news release has been reviewed and approved by Dave Nuttall, P.Geo., President of Geo Exploration Ltd., who is an independent Qualified Person as defined by National Instrument 43-101 – Standards of Disclosure for Mineral Projects. The Qualified Person reviewed the assay certificates, drill-hole information, available QA/QC results and relevant geological information. Data verification included reviewing laboratory reports and checking the reported assay results against the project database. The Qualified Person has relied on the available records of the Company’s drilling, sampling and QA/QC procedures, and the laboratory’s reported analytical results.

About the Lapon Canyon Project

Lapon Canyon hosts historical, high grade gold mining with approximately 2,000 feet of underground workings in three adits. Historical underground work returned numerous assay values in the one-ounce-per-ton range. (NI 43-101, Montgomery and Barr, 2004). Walker River currently holds 100% of the project and has completed considerable exploration work to date, with numerous drill hole intercepts that have indicated significant gold mineralization. The Project is located within Nevada’s Prolific Walker Lane shear zone, easily accessible by secondary state roads, located approximately 40 miles southeast of Yerington, Nevada. A state power grid transmission line passes within 2 miles of the Project. Nevada Canyon has an $5M Exploration Earn-in Agreement for 50% of the Project (see Company news release Feb. 3, 2025) and holds a 3% Net Smelter Royalty (“NSR”) on the Project.

About Nevada Canyon Gold Corp.

Nevada Canyon Gold Corp. is a US-based natural resource company headquartered in Reno, Nevada. The Company has a large, strategic land position and royalties in multiple projects, within some of Nevada’s highest-grade historical mining districts, offering year-round access and good infrastructure in proven and active mining districts. The Company has a flexible business model to build royalty portfolio and realize value for shareholders.

For further information please contact:

Corporate Communications

Larry Heuchert

Tel: 1-888-260-5357 Ext. 2

Email: ir@nevadacanyongold.com

Web: www.nevadacanyongold.com

Forward-Looking Statements

The information posted in this release may contain forward-looking statements. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of exploration, delays in completing various engineering and exploration programs, and any potential results from such programs. Specifically, forward-looking statements in this news release include statements with respect to the potential mineralization and geological merits of the Company properties, its royalties owned on properties and various other factors beyond the Nevada Canyon Gold Corp.’s control. The Company’s actual results could differ materially from those discussed in this press release. The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events except as required by applicable securities legislation. Investors are advised to carefully review the reports and documents that Nevada Canyon Gold Corp. files from time to time with the SEC, including its Annual Form 10K for the fiscal year ended December 31, 2025, Quarterly Reports and Current Reports for 2026.